Exhibit 99.1

Uniti Group Inc. Announces Launch of Notes Offering

LITTLE ROCK, Ark., April 24, 2017 (GLOBE NEWSWIRE) — Uniti Group Inc. (“Uniti”), together with two of its subsidiaries, CSL Capital, LLC and Uniti Fiber Holdings Inc. (collectively, the “Issuers”) announced today the planned offering, subject to market and other conditions, of approximately $200 million aggregate principal amount of 7.125% senior notes due 2024. The Issuers intend to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with their previously announced acquisition of Southern Light, LLC. Closing of the Southern Light acquisition will occur after the closing of this offering and is subject to various closing conditions. The indenture governing the notes will contain a special mandatory redemption feature requiring the Issuers to redeem the notes at a redemption price equal to 100% of their issue price, plus accrued and unpaid interest to, but not including, the redemption date if the Southern Light acquisition is terminated or not consummated on or prior to October 14, 2017.  Following completion of the Southern Light acquisition, the notes are expected to be mandatorily exchanged for 7.125% senior notes due 2024 issued as “additional notes” under the indenture dated as of December 15, 2016 among Uniti, CSL Capital, LLC, the guarantors party thereto and the trustee party thereto (the “2016 Indenture”). The additional notes will be part of the same series as the existing 7.125% senior notes due 2024 issued under the 2016 Indenture, and are expected to have the same CUSIP number as, and be fungible with, the notes issued under the 2016 Indenture. Uniti Fiber Holdings Inc. is expected to be added to the existing notes as a co-issuer prior to the mandatory exchange.

The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act or any applicable state securities laws. The notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT UNITI

Uniti (Nasdaq: UNIT), an internally managed real estate investment trust, is engaged in the acquisition and construction of mission critical communications infrastructure, and is a leading provider of wireless infrastructure solutions for the communications industry. Uniti owns 4.2 million fiber strand miles, 468 wireless towers, and other communications real estate throughout the United States and Latin America as of January 31, 2017.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended from time to time. Those forward-looking statements include all statements that are not historical statements of fact including those regarding our expectations about the consummation of the Southern Light acquisition and those regarding our proposed offering of the Notes.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “estimate(s),” “foresee(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Uniti expressly disclaims any obligation to release publicly any updates or revisions to any of the forward looking statements set forth in this release to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.

INVESTOR AND MEDIA CONTACTS:

Mark A. Wallace, 501-850-0866

EVP, Chief Financial Officer & Treasurer

mark.wallace@uniti.com

Jim Volk, 501-850-0872

VP, Finance & Investor Relations

jim.volk@uniti.com